UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                   (Under the Securities Exchange Act of 1934)

                               (Amendment No. 1)*



                  Northeast Pennsylvania Financial Corporation
                  --------------------------------------------
                                (Name of Issuer)



                                  Common Stock
                                  ------------
                         (Title of Class of Securities)



                                    663905107
                                    ---------
                                 (CUSIP Number)



                                December 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


This Schedule is filed according to Rule 13d-1(b).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                      [Continued on the following page(s)]

                                Page 1 of 4 Pages

Page 2 of 4 Pages                                           CUSIP #: 663905107
                                                                     ---------
--------------------------------------------------------------------------------
1.  Name of Reporting Person:
    (I.R.S. Identification No. of above person):

    First Financial Fund, Inc.
    13-3341573

--------------------------------------------------------------------------------
2.  Check the appropriate box if a member of a group:
    (a) (  )
    (b) (  )

--------------------------------------------------------------------------------
3.  SEC use only:


--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization:

    Maryland

--------------------------------------------------------------------------------
                                        5.    Sole Voting Power

                                              210,000
                                        ----------------------------------------
    Number of shares                    6.    Shared Voting Power

    beneficially owned by                     0
                                        ----------------------------------------
                                        7.    Sole Dispositive Power
    each Reporting Person with

                                              0
                                        ----------------------------------------
                                        8.    Shared Dispositive Power

                                              210,000
--------------------------------------------------------------------------------
9.  Aggregate amount beneficially owned by each reporting person:

    210,000

--------------------------------------------------------------------------------
10. Check if the aggregate amount in row (9) excludes certain shares:


--------------------------------------------------------------------------------
11. Percent of class represented by amount in row (9):

    4.09%

--------------------------------------------------------------------------------
12. Type of Reporting Person:

    IV

Page 3 of 4 Pages                                           CUSIP #: 663905107
                                                                     ---------
--------------------------------------------------------------------------------
                                  SCHEDULE 13G
                                  ------------

Item 1(a): Name of Issuer:
--------------------------

           Northeast Pennsylvania Financial Corporation

Item 1(b): Address of Issuer's Principal Executive Offices:
-----------------------------------------------------------

           12 East Broad Street
           Hazelton, Pennsylvania 18201

Item 2(a): Name of Person Filing:
---------------------------------

           First Financial Fund, Inc.

Item 2(b): Address of Principal Business Office:
------------------------------------------------

           Gateway Center Three
           100 Mulberry Street, 9th Floor
           Newark, New Jersey  07102-7503

Item 2(c): Citizenship:
-----------------------

           Maryland

Item 2(d): Title of Class of Securities:
----------------------------------------

           Common Stock

Item 2(e): CUSIP Number:
------------------------

           320228109

Item 3: Type of Person Filing Pursuant to ss.ss.240.13d-1(b)
        ----------------------------------------------------
        or 240.13d-2(b) or (c):
        -----------------------

           An investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8)

Item 4: Ownership:
------------------

           (a) AMOUNT BENEFICIALLY OWNED: First Financial Fund, Inc., a registered closed-end investment company, may be deemed the beneficial owner of 210,000 shares of common stock of the Issuer.

           (b)  PERCENT OF CLASS: 4.09%

           (c) VOTING AND DISPOTIVE POWER: First Financial Fund, Inc. has sole power to vote or to direct the vote and shared power to dispose or to direct the disposition of 210,000 shares of common stock of the Issuer. First Financial Fund, Inc. has shared power to vote or to direct the vote and sole power to dispose or to direct the disposition of 0 shares of common stock of the Issuer.

Page 4 of 4 Pages                                           CUSIP #: 663905107
                                                                     ---------
--------------------------------------------------------------------------------
                                  SCHEDULE 13G
                                  ------------


Item 5: Ownership of Five Percent or Less of a Class:
-----------------------------------------------------

           As of the date hereof, First Financial Fund, Inc. has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6: Ownership of More than Five Percent on Behalf of Another Person:
------------------------------------------------------------------------

           Not Applicable

Item 7: Identification and Classification of the Subsidiary which Acquired
--------------------------------------------------------------------------
        the Security Being Reported on by the Parent Holding Company:
        -------------------------------------------------------------

           Not Applicable

Item 8: Identification and Classification of Members of the Group:
------------------------------------------------------------------

           Not Applicable

Item 9: Notice of Dissolution of Group:
---------------------------------------

           Not Applicable

Item 10: Certification:
-----------------------

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature:
----------

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

                                            Date:  February 12, 2001

                                            Signature: /s/ Arthur J. Brown
                                                       -------------------
                                            Name/Title:    Arthur J. Brown
                                                           Secretary